EXHIBIT 99.1

           Praxair Second-Quarter EPS Rises 18% to 53 Cents

    DANBURY, Conn.--(BUSINESS WIRE)--July 28, 2004--Praxair, Inc. (NYSE: PX) reported record net income of $175 million and diluted earnings per share of 53 cents for the second quarter of 2004, compared to $150 million and 45 cents, respectively, in 2003. Growth in net income was due to higher sales revenue and higher operating profit, partially offset by a higher effective tax rate compared to the year-ago period.
    Sales for the quarter were $1,603 million compared to $1,401 million in 2003. Sales rose 14% on a reported basis, and 13% excluding the effect of currency appreciation. Operating profit of $274 million grew 23% from $223 million in 2003. Sales and operating profit were higher in every geographic region, due to new projects and new business. The strongest sales growth came from energy, electronics, metals, and manufacturing markets. The overall operating margin rose to 17.1%, reflecting the benefits of improved operating leverage and productivity gains.
    Commenting on the quarter, Dennis H. Reilley, chairman and chief executive officer, said, "Our results achieved record levels driven by improving global business conditions combined with significant new business in energy, healthcare, electronics and China."
    In North America, sales of $1,016 million were 14% higher than $893 million in the year-ago quarter. Excluding the effects of higher natural gas prices contractually passed on to customers, sales rose 13%. Growth came from higher sales of on-site, merchant, and packaged gases. Sales grew strongly year-over-year to the energy, healthcare, metals and general manufacturing markets. Operating profit of $156 million grew 16%, benefiting from volume gains and productivity improvement.
    In Europe, reported sales grew 18% to $207 million. Excluding the effect of a stronger Euro and the consolidation of a joint venture, sales grew 7% from higher pricing and volumes. Operating profit grew 27% to $52 million, from $41 million in the year-ago period, primarily from higher volumes, currency effects and cost-reduction programs.
    In South America, sales of $211 million grew 14% on a reported basis, and 16% excluding currency effects. Underlying sales increased from higher volumes and higher pricing, reflecting a strengthening economic environment. Operating profit was $39 million compared to $26 million in 2003.
    Sales in Asia grew 32% to $121 million, primarily from strong sales in China and Korea to electronics and metals markets. Higher pricing also contributed to sales growth, as well as to higher operating profit. Operating profit of $19 million grew 27% from $15 million in the prior period.
    Praxair Surface Technologies' sales for the quarter of $111 million grew 12% from the prior year due to an improved market for industrial and aviation coatings and a stronger Euro. Operating profit was $8 million, versus $6 million in the year-ago period, reflecting stronger business conditions and the benefits of previous cost-reduction actions.
    Cash flow from operations for the quarter was $252 million. Capital expenditures were $140 million. In June, Praxair completed the acquisition of Home Care Supply, a home-healthcare company headquartered in Texas, for $245 million. Total debt increased to finance the acquisition, and the company's debt-to-capital ratio* rose slightly to 47.2%. After-tax-return-on-capital* increased to 13.5% due to growth in operating profit and a strict focus on capital spending discipline.
    In the third quarter of 2004, Praxair expects sales and operating profit to grow 12% to 15% versus the third quarter of 2003. Diluted earnings per share are expected to be between 51 cents and 53 cents. For the full year of 2004, Praxair expects sales growth in the range of 13% to 15% and operating profit growth in the range of 15% to 18%. Diluted earnings per share are expected to be in the range of $2.03 to $2.09. Full-year capital expenditures are expected to be in the area of $700 million.
    Commenting on the business outlook, Reilley said, "Our business is strong globally, and we are executing well in our key growth areas. We closed an important home healthcare acquisition in the quarter, and have recently started up two new hydrogen production plants on the U.S. Gulf Coast. We expect economic growth may moderate as the year progresses, but are confident that Praxair will continue to deliver higher sales, earnings and cash flow."

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    *Non GAAP measure: See quarterly Financial Summary and Appendix:
Non-GAAP measures

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's second-quarter results is being held this morning, July 28, at 9:00 am Eastern Time. The number is
(617)786-2903 -- Passcode: 55724231. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates.


                    PRAXAIR, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                                    Quarter Ended      Year to Date
                                       June 30,          June 30,
                                   ----------------- -----------------
                                    2004              2004
                                    (a,b)    2003(c)  (a,b)    2003(c)
                                   -------- -------- -------- --------

SALES                              $ 1,603  $ 1,401  $ 3,134  $ 2,738
Cost of sales                          966      833    1,874    1,637
Selling, general and administrative    207      192      411      377
Depreciation and amortization          140      127      279      249
Research and development                19       19       38       36
Other income (expense) - net             3       (7)       2       (1)
                                   -------- -------- -------- --------
OPERATING PROFIT                       274      223      534      438
Interest expense                        39       35       76       77
                                   -------- -------- -------- --------
INCOME BEFORE INCOME TAXES             235      188      458      361
Income taxes (d)                        55       35      111       76
                                   -------- -------- -------- --------
                                       180      153      347      285
Minority interests                      (9)      (6)     (15)     (11)
Income from equity investments           4        3        7        6
                                   -------- -------- -------- --------
NET INCOME                         $   175  $   150  $   339  $   280
                                   ======== ======== ======== ========

PER SHARE DATA (e)

Basic earnings per share               $0.54    $0.46   $1.04   $0.86

Diluted earnings per share             $0.53    $0.45   $1.02   $0.85

Cash dividends                         $0.15    $0.11   $0.30   $0.22

WEIGHTED AVERAGE SHARES OUTSTANDING
 (e)
Basic shares outstanding (000's)     325,786  326,688 326,090 326,225
Diluted shares outstanding (000's)   330,897  330,850 331,231 330,090

(a)Consolidated 2004 sales for the quarter and year to date increased $10 million and $2 million, respectively, from the incremental contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas, with no impact on operating profit compared to 2003.

(b)Consolidated 2004 sales for the quarter and year to date increased $23 million and $100 million, respectively, due to currency effects versus 2003.

(c)Other income (expense) - net in 2003 includes $9 million of net income hedge losses for the quarter and $8 million of net income hedge losses year to date.

(d)Second quarter and year-to-date income taxes include a benefit of $3 million in 2004 and $10 million in 2003 resulting from the resolution of various tax matters from prior years. The effective income tax rate was 23.4% for the 2004 quarter and 24.2% year to date versus 18.6% and 21.1%, respectively in 2003.

(e)Earnings per share for 2003 have been adjusted to reflect the December 15, 2003 two-for-one stock split.


                    PRAXAIR, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Millions of dollars)
                             (UNAUDITED)

                                            June 30,     December 31,
                                             2004            2003
                                         -------------- --------------
ASSETS
Cash and cash equivalents                $          23  $          50
Accounts receivable                              1,104            962
Inventories                                        322            302
Prepaid and other current assets                   115            135
                                         -------------- --------------
TOTAL CURRENT ASSETS                             1,564          1,449

Property, plant and equipment - net              5,188          5,252
Goodwill                                         1,228          1,075
Other intangibles                                   65             56
Other assets                                       493            473
                                         -------------- --------------
TOTAL ASSETS                             $       8,538  $       8,305
                                         ============== ==============

LIABILITIES AND EQUITY
Accounts payable                         $         407  $         413
Short-term debt                                    143            133
Current portion of long-term debt                   21             22
Other current liabilities                          521            549
                                         -------------- --------------
TOTAL CURRENT LIABILITIES                        1,092          1,117

Long-term debt                                   2,857          2,661
Other long-term liabilities                      1,205          1,244
                                         -------------- --------------
TOTAL LIABILITIES                                5,154          5,022

Minority interests                                 203            195
Shareholders' equity                             3,181          3,088
                                         -------------- --------------
TOTAL LIABILITIES AND EQUITY             $       8,538  $       8,305
                                         ============== ==============


                    PRAXAIR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Millions of dollars)
                             (UNAUDITED)

                                          Quarter Ended  Year to Date
                                             June 30,      June 30,
                                          -------------  -------------
                                           2004   2003    2004   2003
                                          ------ ------  ------ ------
OPERATIONS
  Net income                              $ 175  $ 150   $ 339  $ 280
  Depreciation and amortization             140    127     279    249
  Working capital                           (43)   (21)   (147)  (110)
  Long-term assets and liabilities and
   other                                    (20)    20     (38)    28
                                          ------ ------  ------ ------
     Net cash provided by operating
      activities                            252    276     433    447
                                          ------ ------  ------ ------
INVESTING

  Capital expenditures (a)                 (140)  (493)   (264)  (616)
  Acquisitions                             (248)   (25)   (248)   (39)
  Divestitures and asset sales                3      2      17     54
                                          ------ ------  ------ ------
     Net cash used for investing
      activities                           (385)  (516)   (495)  (601)
                                          ------ ------  ------ ------
FINANCING
  Debt increase/(decrease) - net            189    196     215    188
  Issuance of common stock                   48     74     114    117
  Purchases of common stock                 (69)    (3)   (192)   (64)
  Cash dividends                            (48)   (35)    (97)   (70)
  Minority transactions and other            (1)     2      (4)    (3)
                                          ------ ------  ------ ------
     Net cash used for financing
      activities                            119    234      36    168

Effect of exchange rate changes on cash
 and cash equivalents                         -      2      (1)     1
                                          ------ ------  ------ ------

Change in cash and cash equivalents         (14)    (4)    (27)    15

Cash and cash equivalents, beginning-of-
 period                                      37     58      50     39
                                          ------ ------  ------ ------

Cash and cash equivalents, end-of-period  $  23  $  54   $  23  $  54
                                          ====== ======  ====== ======

(a)Capital expenditures in the second quarter of 2003 include the purchase of leased assets for $339 million.


                    PRAXAIR, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                        (Millions of dollars)
                             (UNAUDITED)

                                     Quarter Ended     Year to Date
                                       June 30,          June 30,
                                   ----------------- -----------------
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------
SALES
  North America (a)                $ 1,016   $  893  $ 1,976  $ 1,786
  Europe (b)                           207      175      415      340
  South America (c)                    211      185      411      333
  Asia (d)                             121       92      230      176
  Surface Technologies (e)             111       99      222      197
  Elimination                          (63)     (43)    (120)     (94)
                                   -------- -------- -------- --------
       Total sales                 $ 1,603  $ 1,401  $ 3,134  $ 2,738
                                   ======== ======== ======== ========
 SEGMENT OPERATING PROFIT
  North America (a)                $   156  $   135  $   305  $   266
  Europe (b)                            52       41      104       79
  South America (c)                     39       26       71       55
  Asia                                  19       15       36       28
  Surface Technologies                   8        6       18       10
                                   -------- -------- -------- --------
       Total operating profit      $   274  $   223  $   534  $   438
                                   ======== ======== ======== ========

(a)North American 2004 sales for the quarter and year to date increased $10 million and $2 million, respectively, from the contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas, with no impact on operating profit.

(b)European 2004 sales for the quarter and year to date increased $13 million and $40 million, respectively, due to currency effects versus 2003. Operating profit in 2003 included $2 million of net income hedge losses for the quarter and $2 million of net income hedge losses year to date related to anticipated second half net income.

(c)South American 2004 sales for the quarter and year to date decreased $3 million and increased $22 million, respectively, due to currency effects versus 2003. Operating profit in 2003 included $2 million of net income hedge losses for the quarter and $1 million of net income hedge gains year to date related to anticipated second half net income.

(d)Asia's sales for the 2004 quarter and year to date increased $4 million and $9 million, respectively, due to the consolidation of a joint venture in China, which is now controlled by Praxair. Sales for the quarter and year to date increased $4 million and $6 million, respectively, due to currency effects versus 2003.

(e)Surface Technologies 2004 sales for the quarter and year to date increased $6 million and $13 million, respectively, due to currency effects versus 2003.


                    PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                           2004                   2003
                     ---------------- --------------------------------
                        Q2      Q1       Q4      Q3    Q2(a)     Q1
FROM THE INCOME
 STATEMENT
Sales                $ 1,603 $ 1,531  $ 1,461 $ 1,414 $ 1,401 $ 1,337
Cost of sales            966     908      859     832     833     804
Selling, general and
 administrative          207     204      198     191     192     185
Depreciation and
 amortization            140     139      135     133     127     122
Research and
 development              19      19       21      18      19      17
Other income
 (expenses) - net          3      (1)      (4)      -      (7)      6
                     ---------------- --------------------------------
Operating profit         274     260      244     240     223     215
Interest expense          39      37       36      38      35      42
Income taxes              55      56       49      49      35      41
Minority interests        (9)     (6)      (7)     (6)     (6)     (5)
Income from equity
 investments               4       3        3       3       3       3
                     ---------------- --------------------------------
Net income           $   175 $   164  $   155 $   150 $   150 $   130
                     ================ ================================
PER SHARE DATA (b)
Diluted earnings per
 share               $  0.53 $  0.49  $  0.47 $  0.45 $  0.45 $  0.39
Cash dividends per
 share               $  0.15 $  0.15  $  0.14 $  0.11 $  0.11 $  0.10
Diluted weighted
 average share
 outstanding (000's) 330,897 331,573  331,966 330,990 330,850 329,270

FROM THE BALANCE
 SHEET
Total debt           $ 3,021 $ 2,843  $ 2,816 $ 2,958 $ 2,952 $ 2,742
Total capital (non-
 GAAP measure, see
 Appendix)             6,405   6,177    6,099   6,013   6,000   5,379
Debt-to-capital ratio
 (non-GAAP measure,
 see Appendix)          47.2%   46.0%    46.2%   49.2%   49.2%   51.0%

FROM THE STATEMENT OF
 CASH FLOWS
Cash flow from
 operations          $   252 $   181  $   387 $   303 $   276 $   171
                     ---------------- --------------------------------
Capital expenditures,
 excluding purchase
 of leased assets        140     124      199     168     154     123
Purchase of leased
 assets                    -       -        -       -     339       -
                     ---------------- --------------------------------
    Total capital
     expenditures        140     124      199     168     493     123
Acquisitions             248       -       31       3      25      14
Cash dividends            48      49       44      35      35      35

OTHER INFORMATION
Number of employees   26,568  25,281   25,438  25,361  24,996  24,730
After-tax return on
 capital (ROC) (non-
 GAAP measure, see
 Appendix)              13.5%   12.9%    12.5%   12.3%   12.9%   12.6%

SEGMENT DATA
SALES
-----
North America        $ 1,016 $   960  $   923 $   918 $   893 $   893
Europe                   207     208      191     168     175     165
South America            211     200      188     187     185     148
Asia                     121     109      110     103      92      84
Surface Technologies     111     111      104      99      99      98
Eliminations             (63)    (57)     (55)    (61)    (43)    (51)
                     ---------------- --------------------------------
    Total            $ 1,603 $ 1,531  $ 1,461 $ 1,414 $ 1,401 $ 1,337
                     ================ ================================
SEGMENT OPERATING
 PROFIT
-------
North America        $   156 $   149  $   141 $   141 $   135 $   131
Europe                    52      52       47      44      41      38
South America             39      32       30      29      26      29
Asia                      19      17       19      17      15      13
Surface Technologies       8      10        7       9       6       4
                     ---------------- --------------------------------
    Total            $   274 $   260  $   244 $   240 $   223 $   215
                     ================ ================================


(a)The second quarter of 2003 includes a charge of $4 million net of tax impact from the recognition of currency hedge losses related to anticipated second half net income and a tax benefit of $10 million from the resolution of various tax matters for previous years.

(b)Per share data for 2003 has been adjusted to reflect the December 15, 2003, two-for-one stock split.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                          NON-GAAP MEASURES
                     (Dollar amounts in millions)
                             (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interest, preferred stock, and shareholders' equity).

                                2004                 2003
                           -------------- ----------------------------
                            Q2(a)  Q1(a)   Q4(a)  Q3(a)  Q2(b)   Q1
TOTAL CAPITAL
-------------
 Total debt                $3,021 $2,843  $2,816 $2,958 $2,952 $2,742
 Minority interests           203    198     195    181    168    160
 Preferred stock                -      -       -      -      -      -
 Shareholders' equity       3,181  3,136   3,088  2,874  2,880  2,477
                           -------------- ----------------------------
  Total Capital            $6,405 $6,177  $6,099 $6,013 $6,000 $5,379
                           ============== ============================

DEBT-TO-CAPITAL RATIO        47.2%  46.0%   46.2%  49.2%  49.2%  51.0%
---------------------      ============== ============================


AFTER-TAX RETURN ON CAPITAL
 (ROC)
---------------------------
 Operating profit          $  274 $  260  $  244 $  240 $  223 $  215
 Less: reported taxes         (55)   (56)    (49)   (49)   (35)   (41)
 Less: tax benefit on
  interest expense            (10)    (9)     (9)    (9)    (8)   (10)
 Add: income from equity
  investments                   4      3       3      3      3      3
                           -------------- ----------------------------
  Net operating profit
   after-tax (NOPAT)       $  213 $  198  $  189 $  185 $  183 $  167

 Beginning capital         $6,177 $6,099  $6,013 $6,000 $5,379 $5,252
 Ending capital            $6,405 $6,177  $6,099 $6,013 $6,000 $5,379
 Average capital           $6,291 $6,138  $6,056 $6,007 $5,690 $5,316

 ROC %                        3.4%   3.2%    3.1%   3.1%   3.2%   3.1%

  ROC % (annualized)         13.5%  12.9%   12.5%  12.3%  12.9%  12.6%
                           ============== ============================

(a)ROC after the second quarter 2003 was reduced by 0.8% on an annualized basis due to the additional debt from the purchase of leased assets in the 2nd quarter of 2003.

(b)NOPAT for the second quarter of 2003 included a tax benefit of $10 million (0.7% ROC annualized) resulting from the resolution of tax matters from previous years, and a charge of $5 million pre-tax and $4 million-after tax (0.3% ROC annualized) from the recognition of currency hedge losses related to anticipated second half net income. ROC for the second quarter was reduced by 0.4% on an annualized basis due to the additional debt from the purchase of leased assets.

    CONTACT: Praxair, Inc.
             Media
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
              or
             Investors
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com